CONTACT:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS REPORTS FOURTH QUARTER AND FULL YEAR 2019 RESULTS
Achieves High End of EPS Guidance Range for 2019
Increases Share Repurchase Cadence; Provides 2020 Outlook
BLOOMFIELD HILLS, Michigan, February 27, 2020 - TriMas (NASDAQ: TRS) today announced financial results for the fourth quarter and full year ended December 31, 2019.
TriMas Highlights

•	Increased 2019 net sales from continuing operations by 2.6% to $723.5 million, driven by acquisitions in TriMas' Packaging group and solid growth in the TriMas Aerospace group

•
Delivered fourth quarter diluted EPS from continuing operations of $0.30, while adjusted diluted EPS from continuing operations(1) was $0.31, achieving high end of the previously provided full year 2019 EPS range of $1.40 to $1.45

•	Repurchased more than 1.2 million shares, or approximately 2.7% of its outstanding common stock, during 2019, while increasing the Company's share repurchase authorization to $150 million

•
Signed agreements to acquire RSA Engineered Products, a manufacturer of complex, highly-engineered products used in aerospace and defense applications, and Rapak, a provider of bag-in-box packaging product lines

•	Successfully completed the sale of its Lamons business, reducing the Company's exposure to the oil and gas market from nearly 25% to less than 5% of sales
Fourth Quarter 2019
TriMas reported fourth quarter net sales of $170.9 million, an increase of 0.5% compared to $170.1 million in fourth quarter 2018. The Company reported operating profit of $20.8 million in fourth quarter 2019 compared to $23.0 million in fourth quarter 2018. Adjusting for Special Items(1) related to transaction diligence costs, restructuring costs and the reversal of a contingent liability, fourth quarter 2019 adjusted operating profit was $21.2 million compared to $23.2 million in the prior year period, as the impact of slightly higher sales was more than offset by a less favorable product sales mix, higher freight costs and increased conversion costs.
The Company reported fourth quarter 2019 income from continuing operations of $13.4 million, or $0.30 per diluted share, compared to $14.9 million, or $0.32 per diluted share, in fourth quarter 2018. Fourth quarter 2019 adjusted income from continuing operations(1) was $13.9 million, or $0.31 per diluted share, compared to $15.7 million, or $0.34 per diluted share, in the prior year period.
Full Year 2019
For the full year 2019, TriMas reported net sales of $723.5 million, an increase of 2.6% compared to $705.0 million in 2018, primarily as a result of two acquisitions in the TriMas Packaging group and organic growth in the TriMas Aerospace group. The Company reported operating profit of $91.2 million in 2019 compared to $108.8 million in 2018. Adjusting for Special Items(1), 2019 adjusted operating profit was $96.2 million compared to $101.5 million in the prior year.
The Company reported full year income from continuing operations of $61.9 million, or $1.36 per diluted share, compared to $73.7 million, or $1.60 per diluted share, in 2018. Full year 2019 adjusted income from continuing operations(1) was $66.2 million, or $1.45 per diluted share, as compared to $69.8 million, or $1.51 per diluted share, in 2018.
"Throughout the past year, we have made significant strides to reposition TriMas," said Thomas Amato, TriMas President and Chief Executive Officer. "In December, we completed the sale of Lamons, further focusing TriMas on our highest value proposition businesses and significantly decreasing our exposure to the oil and gas market to under 5% of sales. In addition to the two acquisitions in the Packaging group in 2019, we also recently announced our agreement to acquire Rapak with its bag-in-box dispensing innovative product lines. Separately, we announced the acquisition of RSA Engineered Products, which expands our aerospace presence into environmental control system applications, the defense and business jet markets, and aerospace aftermarket."
"While taking significant strategic actions to focus TriMas on the more attractive packaging and aerospace markets, we have also increased our cadence of buying back shares, acquiring 2.7% of our total shares outstanding during 2019. In addition, we increased TriMas' share repurchase authorization to $150 million, enabling us to continue to return capital to our shareholders. We remain committed to allocating capital on a balanced basis, while maintaining a solid balance sheet."
"During the fourth quarter, we achieved sales growth due to the continued strength of our aerospace fastener business and recent acquisitions. However, fourth quarter sales were softer than planned, primarily across the North American industrial end markets which we serve in our Packaging and Specialty Products segments. Despite lower sales levels, less favorable mix and increased expedited freight costs, we achieved fourth quarter and full year adjusted EPS from continuing operations(1) of $0.31 and $1.45, respectively, with the full year level at the high end of the previously provided range of $1.40 to $1.45. We will continue to take actions to drive long-term performance under the TriMas Business Model."
"In 2020, our objective remains to execute against our long-term growth strategy of operating under the TriMas Business Model, driving growth through innovation and capitalizing on opportunities through manufacturing efficacy, while continuing a disciplined approach to capital allocation. For the full year, we anticipate sales growth of 9% to 11% compared to 2019, with organic sales growth of approximately 1.5% to 2.5%, assuming constant currency, and free cash flow conversion greater than 100% of net income. We expect full year 2020 diluted EPS to range between $1.50 to $1.60 per share, an increase at the midpoint of approximately 7% compared to 2019. We remain excited about our prospects for the future," Amato concluded.
Financial Position
During the fourth quarter 2019, the Company purchased 506,522 shares of its outstanding common stock for approximately $15.6 million, bringing the total for the year ended December 31, 2019 to 1,230,050 shares, or approximately 2.7% of its outstanding common stock, for approximately $36.7 million. As previously announced, TriMas' Board of Directors authorized an increase in the Company's share repurchase program in November 2019, enabling the Company to purchase up to $150 million of its outstanding common stock. As of December 31, 2019, $101.1 million remained available under the repurchase authorization.
TriMas ended 2019 with $172.5 million of cash on hand, $456.4 million of cash and aggregate availability under its revolving credit facility, and a leverage ratio of 1.3x as defined in the Company's credit agreement. TriMas reported total debt of $294.7 million as of December 31, 2019, compared to $293.6 million as of December 31, 2018. The Company ended the quarter with Net Debt(2) of $122.2 million, a decrease of $63.2 million compared to $185.4 million as of December 31, 2018, primarily as a result of the net proceeds from the divestiture of Lamons less the cash used for share repurchases and acquisitions.
The Company reported net cash provided by operating activities from continuing operations of $35.1 million for fourth quarter 2019, consistent with $35.5 million generated in fourth quarter 2018. On a full year basis, TriMas reported net cash provided by operating activities from continuing operations of $95.7 million compared to $110.8 million for 2018. As a result, the Company reported Free Cash Flow(3) of $28.3 million for fourth quarter 2019 compared to $26.9 million in fourth quarter 2018. For 2019, TriMas reported Free Cash Flow of $71.0 million compared to $89.2 million in 2018. The Company exceeded its previously provided 2019 Free Cash Flow guidance of greater than 100% of income from continuing operations. Please see Appendix I for further details.
Fourth Quarter Segment Results - From Continuing Operations
Packaging (Approximately 54% of TriMas 2019 net sales)
TriMas' Packaging segment, which consists primarily of the Rieke®, Taplast™ and Stolz brands, develops and manufactures specialty dispensing and closure products for applications in the health, beauty and home care, food and beverage, and industrial packaging markets. Net sales for the fourth quarter increased 4.9% compared to the year ago period, as a result of incremental sales related to the acquisitions of Taplast and Plastic Srl, and higher sales of dispenser products sold predominantly into North American health and beauty applications. These increases were partially offset by lower sales of certain North American beverage pump dispensers and food closure applications, continued lower demand for industrial products in North America and the impact of unfavorable currency exchange. Fourth quarter operating profit increased as a result of a reversal of a contingent liability during the fourth quarter of 2019. Fourth quarter adjusted operating profit and the related operating margin percentage were lower, as the impact of higher sales was more than offset by a less favorable product sales mix, as well as temporary production inefficiencies and higher expedited freight costs related to products experiencing high demand. In addition to the Taplast and Plastic Srl acquisitions that closed in early 2019, the Company also recently announced an agreement to acquire Rapak, a designer and manufacturer of bag-in-box product lines and related filling equipment.

Aerospace (Approximately 23% of TriMas 2019 net sales)
TriMas' Aerospace segment, which includes the Monogram Aerospace Fasteners™, Allfast Fastening Systems® and Mac Fasteners™ brands, develops, qualifies and manufactures highly-engineered, precision fasteners to serve the aerospace market. Net sales for the fourth quarter increased 6.6% compared to the year ago period, due to steady demand levels for fastener products. Fourth quarter operating profit and the related margin percentage increased primarily due to higher sales levels and improved production efficiencies. In January 2020, the Company announced its agreement to acquire RSA Engineered Products (RSA), a manufacturer of complex, highly-engineered and proprietary air ducting products, connectors and related components for air management systems used in aerospace and defense applications. In connection with this planned acquisition, TriMas will organizationally reposition its Martinic Engineering business into the Aerospace segment in 2020, given anticipated manufacturing synergies that exist between these two businesses.
Specialty Products (Approximately 23% of TriMas 2019 net sales)
TriMas' Specialty Products segment, which includes the Norris Cylinder™, Arrow® Engine and Martinic Engineering™ brands, designs, manufactures and distributes highly-engineered steel cylinders, wellhead engines and compression systems, and machined components for use within the industrial, aerospace, and oil and gas markets. Fourth quarter net sales decreased 14.5% compared to the year ago period, as a result of lower sales of industrial high pressure cylinders due to the impact of reduced North American compressed gas commercial activity and customer consolidation, and engines and compressors used in oil and gas upstream applications. Fourth quarter operating profit and the related margin level decreased, as a result of the impact of lower sales and the related lower fixed cost absorption. As noted above, TriMas will organizationally reposition its Martinic Engineering business into the Aerospace segment in 2020.
Discontinued Operations
On December 20, 2019, the Company completed the sale of its Lamons business, a provider of industrial sealing and fastener solutions for the oil and gas market, for a purchase price of approximately $135 million. The results of operations of Lamons, which was previously reported in the Specialty Products segment, as well as the one-time costs incurred in connection with the sale, are included in discontinued operations for all periods presented.
2020 Modification to Reporting Segments
Effective with the first quarter of 2020, the Company will report its Martinic Engineering business in the Aerospace segment. This operation was previously reported in the Specialty Products segment. As a result of the pending acquisition of RSA, the move of Martinic Engineering under TriMas Aerospace's leadership will facilitate a more rapid approach to achieving anticipated synergies from the RSA acquisition and allow the Company to better leverage manufacturing competencies and resources across these businesses.
Outlook
The Company is estimating that 2020 sales growth will be 9% to 11% compared to 2019, with organic sales growth of approximately 1.5% to 2.5%, assuming constant currency. The Company expects full year 2020 adjusted diluted earnings per share to be between $1.50 to $1.60 per share. In addition, the Company is targeting 2020 Free Cash Flow(3) to be greater than 100% of net income.
"We are optimistic about the long-term prospects of our now more focused TriMas portfolio of businesses, despite certain end market and geopolitical uncertainties. Our global teams remain committed to managing our businesses within a culture of operational excellence, while utilizing the tools of Kaizen to drive sustainable improvements," said Amato.
All of the above amounts considered as 2020 guidance are after adjusting for any current or future amounts that may be considered Special Items. The inability to predict the amount and timing of the impacts of these Special Items makes a detailed reconciliation of these forward-looking non-GAAP financial measures impracticable.(4)
Conference Call Information
TriMas will host its fourth quarter and full year 2019 earnings conference call today, Thursday, February 27, 2020, at 10:00 a.m. ET. The call-in number is (800) 353-6461. Participants should request to be connected to the TriMas Corporation fourth quarter and full year 2019 earnings conference call (Confirmation Code 1287708). The conference call will also be simultaneously webcast via TriMas' website at www.trimascorp.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (888) 203-1112 (Replay Passcode 1287708) beginning February 27, 2020 at 3:00 p.m. ET through March 5, 2020 at 3:00 p.m. ET.

Notice Regarding Forward-Looking Statements
Any "forward-looking" statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, contained herein, including those relating to the TriMas’ business, financial condition or future results, involve risks and uncertainties with respect to, including, but not limited to: general economic and currency conditions; material and energy costs; risks and uncertainties associated with intangible assets, including goodwill or other intangible asset impairment charges; competitive factors; future trends; the Company’s ability to realize its business strategies; the Company’s ability to identify attractive acquisition candidates, successfully integrate acquired operations or realize the intended benefits of such acquisitions; information technology and other cyber-related risks; the performance of subcontractors and suppliers; supply constraints; market demand; intellectual property factors; litigation; government and regulatory actions, including, but not limited to, the impact of tariffs, quotas and surcharges; the Company’s leverage; liabilities imposed by debt instruments; labor disputes; changes to fiscal and tax policies; contingent liabilities relating to acquisition activities; the disruption of operations from catastrophic or extraordinary events, including natural disasters and public health crises; the potential impact of Brexit; tax considerations relating to the Cequent spin-off; the Company’s future prospects; and other risks that are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Financial Measures
In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found in Appendix I at the end of this release. Additional information is available at www.trimascorp.com under the “Investors” section.

(1)
Appendix I details certain costs, expenses and other amounts or charges, collectively described as "Special Items," that are included in the determination of net income, earnings per share and/or cash flows from operating activities under GAAP, but that management believes should be separately considered when evaluating the quality of the Company’s core operating results, given they may not reflect the ongoing activities of the business. Management believes that presenting these non-GAAP financial measures, adjusted to remove the impact of Special Items, provides useful information to investors by helping them identify underlying trends in the Company’s businesses and facilitating comparisons of performance with prior and future periods. These non-GAAP financial measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP financial measures.

(2)	The Company defines Net Debt as Total Debt less Cash and Cash Equivalents. Please see Appendix I for additional details.

(3)
The Company defines Free Cash Flow as Net Cash Provided by/Used for Operating Activities from Continuing Operations, excluding the cash impact of Special Items, less Capital Expenditures. Please see Appendix I for additional details.

(4)
Reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items impacting comparability and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

About TriMas
TriMas is a global manufacturer and provider of products for customers primarily in the consumer products, aerospace and industrial end markets, with approximately 3,500 dedicated employees in 11 countries. We provide customers with a wide range of innovative and quality product solutions through our market-leading businesses. Our TriMas family of businesses has strong brand names in the end markets served, and operates under a common set of values and strategic priorities under the TriMas Business Model. TriMas is publicly traded on the NASDAQ under the ticker symbol “TRS,” and is headquartered in Bloomfield Hills, Michigan. For more information, please visit www.trimascorp.com.

TriMas Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)

	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$172,470	$108,150
Receivables, net	108,860	97,170
Inventories	132,660	127,160
Prepaid expenses and other current assets	20,050	6,900
Current assets, discontinued operations	—	72,430
Total current assets	434,040	411,810
Property and equipment, net	214,330	171,950
Operating lease right-of-use assets	27,850	—
Goodwill	334,640	316,650
Other intangibles, net	161,390	167,890
Deferred income taxes	500	1,080
Other assets	19,950	8,200
Non-current assets, discontinued operations	—	22,940
Total assets	$1,192,700	$1,100,520
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$72,670	$67,420
Accrued liabilities	42,020	43,890
Operating lease liabilities, current portion	5,100	—
Current liabilities, discontinued operations	—	30,420
Total current liabilities	119,790	141,730
Long-term debt, net	294,690	293,560
Operating lease liabilities	23,100	—
Deferred income taxes	16,830	3,330
Other long-term liabilities	40,810	39,220
Non-current liabilities, discontinued operations	—	2,230
Total liabilities	495,220	480,070
Total shareholders' equity	697,480	620,450
Total liabilities and shareholders' equity	$1,192,700	$1,100,520

TriMas Corporation
Consolidated Statement of Income
(Dollars in thousands, except share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
	(unaudited)
Net sales	$170,920	$170,090	$723,530	$705,030
Cost of sales	(126,590)	(122,420)	(529,630)	(504,920)
Gross profit	44,330	47,670	193,900	200,110
Selling, general and administrative expenses	(23,440)	(24,700)	(102,530)	(91,210)
Net loss on dispositions of assets	(100)	(20)	(150)	(90)
Operating profit	20,790	22,950	91,220	108,810
Other expense, net:
Interest expense	(3,500)	(3,250)	(13,950)	(13,910)
Other income (expense), net	(260)	80	990	(2,540)
Other expense, net	(3,760)	(3,170)	(12,960)	(16,450)
Income before income tax expense	17,030	19,780	78,260	92,360
Income tax expense	(3,600)	(4,840)	(16,320)	(18,650)
Income from continuing operations	13,430	14,940	61,940	73,710
Income from discontinued operations, net of income taxes	24,970	1,770	36,680	9,590
Net income	$38,400	$16,710	$98,620	$83,300
Basic earnings per share:
Continuing operations	$0.30	$0.33	$1.37	$1.61
Discontinued operations	0.56	0.04	0.81	0.21
Net income per share	$0.86	$0.37	$2.18	$1.82
Weighted average common shares - basic	44,868,503	45,747,659	45,303,659	45,824,555
Diluted earnings per share:
Continuing operations	$0.30	$0.32	$1.36	$1.60
Discontinued operations	0.55	0.04	0.80	0.20
Net income per share	$0.85	$0.36	$2.16	$1.80
Weighted average common shares - diluted	45,144,353	46,085,202	45,595,154	46,170,464

TriMas Corporation
Consolidated Statement of Cash Flow
(Dollars in thousands)

	Twelve months ended December 31,
	2019	2018
Cash Flows from Operating Activities:
Net income	$98,620	$83,300
Income from discontinued operations	36,680	9,590
Income from continuing operations	61,940	73,710
Adjustments to reconcile income from continuing operations to net cash provided by operating activities, net of acquisition impact:
Loss on dispositions of assets	150	90
Depreciation	24,870	22,230
Amortization of intangible assets	18,630	18,260
Amortization of debt issue costs	1,130	1,290
Deferred income taxes	2,100	5,810
Non-cash compensation expense	6,450	7,170
(Increase) decrease in receivables	3,280	(9,570)
(Increase) decrease in inventories	740	(14,680)
(Increase) decrease in prepaid expenses and other assets	(6,930)	8,790
Increase in accounts payable and accrued liabilities	(12,780)	(2,330)
Other operating activities	(3,870)	10
Net cash provided by operating activities of continuing operations	95,710	110,780
Net cash provided by (used for) operating activities of discontinued operations	(20,110)	18,540
Net cash provided by operating activities	75,600	129,320
Cash Flows from Investing Activities:
Capital expenditures	(29,670)	(23,420)
Acquisition of businesses, net of cash acquired	(67,090)	—
Net proceeds from dispositions of businesses, property and equipment	128,080	60
Net cash provided by (used for) investing activities of continuing operations	31,320	(23,360)
Net cash used for investing activities of discontinued operations	(2,240)	(1,440)
Net cash provided by (used for) investing activities	29,080	(24,800)
Cash Flows from Financing Activities:
Proceeds from borrowings on revolving credit and accounts receivable facilities	189,060	59,060
Repayments of borrowings on revolving credit and accounts receivable facilities	(189,340)	(68,490)
Payments to purchase common stock	(36,740)	(12,140)
Shares surrendered upon exercise and vesting of equity awards to cover taxes	(3,340)	(2,380)
Net cash used for financing activities of continuing operations	(40,360)	(23,950)
Net cash provided by financing activities of discontinued operations	—	—
Net cash used for financing activities	(40,360)	(23,950)
Cash and Cash Equivalents:
Increase for the year	64,320	80,570
At beginning of year	108,150	27,580
At end of year	$172,470	$108,150
Supplemental disclosure of cash flow information:
Cash paid for interest	$12,430	$13,800
Cash paid for income taxes	$44,020	$7,380

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
Continuing Operations
(Unaudited - dollars in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Packaging
Net sales	$94,030	$89,660	$392,340	$368,200
Operating profit	$20,750	$20,140	$80,770	$84,590
Special Items to consider in evaluating operating profit:
Reversal of a contingent deferred purchase price liability	(3,950)	—	(3,950)	—
Purchase accounting costs	—	—	1,280	—
Business restructuring and severance costs	2,700	—	3,060	—
Adjusted operating profit	$19,500	$20,140	$81,160	$84,590

Aerospace
Net sales	$41,130	$38,600	$164,840	$156,380
Operating profit	$7,420	$6,210	$28,400	$24,930
Special Items to consider in evaluating operating profit:
Business restructuring and severance costs	—	250	440	250
Adjusted operating profit	$7,420	$6,460	$28,840	$25,180

Specialty Products
Net sales	$35,760	$41,830	$166,350	$180,450
Operating profit	$2,530	$5,530	$16,550	$23,350
Special Items to consider in evaluating operating profit:
Business restructuring and severance costs	200	—	200	560
Adjusted operating profit	$2,730	$5,530	$16,750	$23,910

Corporate Expenses
Operating loss	$(9,910)	$(8,930)	$(34,500)	$(24,060)
Special Items to consider in evaluating operating loss:
M&A diligence and transaction costs	1,440	—	3,960	—
Reversal of legacy related party liability	$—	$—	$—	$(8,150)
Adjusted operating loss	$(8,470)	$(8,930)	$(30,540)	$(32,210)

Total Company
Net sales	$170,920	$170,090	$723,530	$705,030
Operating profit	$20,790	$22,950	$91,220	$108,810
Total Special Items to consider in evaluating operating profit	390	250	4,990	(7,340)
Adjusted operating profit	$21,180	$23,200	$96,210	$101,470

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Income from continuing operations, as reported	$13,430	$14,940	$61,940	$73,710
Special Items to consider in evaluating quality of income from continuing operations:
M&A diligence and transaction costs	1,440	—	3,960	—
Business restructuring and severance costs	2,900	160	3,700	1,180
Purchase accounting costs	—	—	1,280	—
Reversal of a contingent deferred purchase price liability	(3,950)	—	(3,950)	—
Reversal of legacy related party liability	—	—	—	(8,150)
Defined benefit pension plan settlement charge	—	—	—	2,500
Tax reform adjustments (1)	—	700	—	(400)
Income tax effect of Special Items (2)	120	(90)	(740)	960
Adjusted income from continuing operations	$13,940	$15,710	$66,190	$69,800

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Diluted earnings per share from continuing operations, as reported	$0.30	$0.32	$1.36	$1.60
Special Items to consider in evaluating quality of EPS from continuing operations:
M&A diligence and transaction costs	0.03	—	0.09	—
Business restructuring and severance costs	0.07	—	0.08	0.03
Purchase accounting costs	—	—	0.03	—
Reversal of a contingent deferred purchase price liability	(0.09)	—	(0.09)	—
Reversal of legacy related party liability	—	—	—	(0.18)
Defined benefit pension plan settlement charge	—	—	—	0.05
Tax reform adjustments (1)	—	0.02	—	(0.01)
Income tax effect of Special Items (2)	—	—	(0.02)	0.02
Adjusted diluted EPS from continuing operations	$0.31	$0.34	$1.45	$1.51
Weighted-average shares outstanding	45,144,353	46,085,202	45,595,154	46,170,464

(1) In 2018, the Company finalized its accounting related to foreign earnings and recognized approximately $0.7 million of additional tax obligation in the three months ended December 31, 2018. In the twelve months ended December 31, 2018, the Company recognized a net tax benefit of $0.4 million associated with finalizing its estimates of the impact of the Tax Cuts and Jobs Act of 2017.
(2) Income tax effect of Special Items is calculated on an item-by-item basis, utilizing the tax rate in the jurisdiction where the Special Item occurred. For the three and twelve month periods ended December 31, 2019 and 2018, the income tax effect of Special Items varied from the tax rate inherent in the Company's reported GAAP results, primarily as a result of certain discrete items that occurred during the period for GAAP reporting purposes.

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended December 31,
	2019			2018
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by operating activities from continuing operations	$35,100	$830	$35,930	$35,450	$80	$35,530
Less: Capital expenditures	(7,670)	—	(7,670)	(8,680)	—	(8,680)
Free Cash Flow	27,430	830	28,260	26,770	80	26,850
Income from continuing operations	13,430	510	13,940	14,940	770	15,710
Free Cash Flow as a percentage of income from continuing operations	204%		203%	179%		171%

	Twelve months ended December 31,
	2019			2018
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by operating activities from continuing operations	$95,710	$4,960	$100,670	110,780	$1,810	$112,590
Less: Capital expenditures	(29,670)	—	(29,670)	(23,420)	—	(23,420)
Free Cash Flow	66,040	4,960	71,000	87,360	1,810	89,170
Income from continuing operations	61,940	4,250	66,190	73,710	(3,910)	69,800
Free Cash Flow as a percentage of income from continuing operations	107%		107%	119%		128%

	December 31, 2019	December 31, 2018
Long-term debt, net	$294,690	$293,560
Less: Cash and cash equivalents	172,470	108,150
Net Debt	$122,220	$185,410